Free Writing Prospectus

Filed pursuant to Rule 433

Registration Statement No. 333-206631

September 8, 2015

FINAL TERM SHEET

Dated September 8, 2015

AUTOMATIC DATA PROCESSING, INC.

$1,000,000,000 2.250% NOTES DUE SEPTEMBER 15, 2020

$1,000,000,000 3.375% NOTES DUE SEPTEMBER 15, 2025

Name of Issuer:	Automatic Data Processing, Inc.

Title of Securities:	2.250% Notes due September 15, 2020 (“2020 Notes”)

3.375% Notes due September 15, 2025 (“2025 Notes”)

Aggregate Principal Amount:	2020 Notes: $1,000,000,000

2025 Notes: $1,000,000,000

Issue Price (Price to Public):	2020 Notes: 99.911% of principal amount

2025 Notes: 99.891% of principal amount

Maturity:	2020 Notes: September 15, 2020

2025 Notes: September 15, 2025

Coupon (Interest Rate):	2020 Notes: 2.250%

2025 Notes: 3.375%

Benchmark Treasury:	2020 Notes: UST 1.375% due August 31, 2020

2025 Notes: UST 2.000% due August 15, 2025

Spread to Benchmark Treasury:	2020 Notes: T+75 basis points (0.75%)

2025 Notes: T+120 basis points (1.20%)

Benchmark Treasury Price and Yield:	2020 Notes: 99-10; 1.519%

2025 Notes: 98-10+; 2.188%

Yield to Maturity:	2020 Notes: 2.269%

2025 Notes: 3.388%

Interest Payment Dates:	September 15 and March 15 of each year, commencing on March 15, 2016

Interest Payment Record Dates:	September 1 and March 1 of each year

Redemption Provisions:	Treasury plus 12.5 basis points prior to August 15, 2020 (the date that is one month prior to scheduled maturity date of the 2020 Notes).

Treasury plus 20 basis points prior to June 15, 2025 (the date that is three months prior to scheduled maturity date of the 2025 Notes).

At any time on or after August 15, 2020 (the date that is one month prior to the scheduled maturity date of the 2020 Notes) and June 15, 2025 (the date that is three months prior to the scheduled maturity date of the 2025 Notes), we may redeem the 2020 Notes and the 2025 Notes in whole or in part, at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, up to but excluding the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Change of Control Offer:	Offer to repurchase at 101% of aggregate principal amount plus accrued interest to repurchase date upon change of control resulting in a rating below investment grade by two rating agencies

Denominations:	$2,000 or integral multiples of $1,000 in excess thereof

Legal Format:	SEC Registered / Registration Statement No. 333-206631

Net Proceeds to Company (before expenses):	$1,990,020,000

Settlement Date:	T +5 days; September 15, 2015

Joint Book-Running Managers:	J. P. Morgan Securities LLC

Merrill Lynch, Pierce, Fenner & Smith

                     Incorporated

BNP Paribas Securities Corp.

Citigroup Global Markets Inc.

Morgan Stanley & Co. LLC

Wells Fargo Securities, LLC

Co-Managers:	Barclays Capital Inc.

Deutsche Bank Securities Inc.

Mitsubishi UFJ Securities (USA), Inc.

BMO Capital Markets Corp.

Mizuho Securities USA Inc.

PNC Capital Markets LLC

RBC Capital Markets, LLC

Lloyds Securities Inc.

SG Americas Securities, LLC

The Williams Capital Group, L.P.

BNY Mellon Capital Markets, LLC

KeyBanc Capital Markets Inc.

SunTrust Robinson Humphrey, Inc.

BB&T Capital Markets, a division of BB&T Securities, LLC

Scotia Capital (USA) Inc.

TD Securities (USA) LLC

UMB Financial Services, Inc.

RBS Securities Inc.

CUSIP:	2020 Notes: 053015 AD5

2025 Notes: 053015 AE3

ISIN:	2020 Notes: US053015AD56

2025 Notes: US053015AE30

Ratings*:	Aa3 / AA (Moody’s / S&P)

The issuer expects that delivery of the notes will be made against payment thereof on or about the settlement date specified in this communication, which will be the fifth business day following the date of the pricing of the notes. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the notes initially will settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement. Purchasers of notes who wish to trade notes on the date of pricing should consult their own advisor.

The issuer has filed a registration statement (including a prospectus and a related preliminary prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement, the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus and prospectus supplement if you request it by calling J. P. Morgan Securities LLC collect at (212) 834-4533, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll free at (800) 294-1322.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.